Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Michael DeVeau

Head of Investor Relations and Communications

212.708.7164

Michael.DeVeau@iff.com

IFF Reports First Quarter 2020 Results

NEW YORK, N.Y., (May 11, 2020) - International Flavors & Fragrances Inc. (NYSE: IFF) (Euronext Paris: IFF) (TASE: IFF) reported financial results for the first quarter ended March 31, 2020.

First Quarter 2020 Consolidated Summary:

Reported (GAAP)			Adjusted (Non-GAAP)[1]

Sales	Operating Profit	EPS	Sales	Operating Profit	EPS	EPS ex Amortization

$1.3 B	$196 M	$1.15	$1.3 B	$222 M	$1.30	$1.62

¹ Schedules at the end of this release contain reconciliations of reported GAAP to non-GAAP metrics.

Management Commentary

“I am incredibly proud of how everyone at IFF has delivered for our customers around the world through the most challenging of circumstances,” said Andreas Fibig, IFF Chairman and CEO. “Our strong first quarter performance is a testament to the strength of our business and IFF’s role as an essential partner in the global consumer product supply chain. We realized strong top and bottom-line growth, which reflects the breadth of our diverse portfolio as well as the important role we play in the everyday life of consumers. Even in the midst of increased demand and a challenging operating environment, our teams continued to deliver solid synergies related to the Frutarom acquisition, advanced our DuPont Nutrition & Biosciences integration planning and helped to support those protecting our communities, including through the creation of more than 65 tons of hand sanitizer and the development of a new scent, ‘HOPE 2020,’ in record time.

“Our ability to pivot quickly and adapt our daily operations has enabled us to responsibly operate our business while continuing to meet customer demand, despite a few logistics hurdles around the world. As regulatory restrictions aimed at protecting public health shifted worldwide through the quarter, we have worked through these challenges to realize minimal disruption across our production and supply chain. Protecting the health and safety of our colleagues, especially those still coming to our facilities, continues to be paramount as we navigate the challenges presented by COVID 19.

IFF Executive Vice President and CFO, Rustom Jilla commented, “We leveraged our mid-single digit sales growth to deliver solid adjusted operating margin expansion in the first quarter. Now more than ever, IFF’s broad based exposure across regions, categories and customers positions us to remain resilient through these uncertain times. We are fortunate that the majority of our revenue comes from packaged food, beverage and personal care and hygiene products, where there is relative strength. Having said that, we are not entirely immune as categories such as Fine Fragrances, Cosmetic Actives, Fragrance Ingredients and Food Service are exhibiting challenges and we are seeing additional costs related to COVID-19. It also is clear that in the near-term, global conditions will be extraordinarily volatile and unpredictable, leading us to withdraw our full year financial guidance. We will continue to effectively manage our balance sheet by taking actions to generate strong cash flow, and to maintain ample liquidity even through a prolonged global downturn.

Mr. Fibig continued, “As we gain more visibility in the second quarter and beyond, we expect to share additional updates on the performance and outlook for our business. We’ve been through challenging and uncertain times before as a company and believe that we’re well positioned to successfully manage through this and emerge as an even stronger company.”

First Quarter 2020 Consolidated Financial Results

•	Reported net sales for the first quarter totaled $1.35 billion, an increase of 4% from $1.30 billion in 2019. Currency neutral sales increased 6% driven by broad-based growth in Scent and Taste.
•	Reported operating profit for the first quarter was $196.2 million, an increase of 20% from $163.9 million in 2019. Excluding those items that affect comparability, adjusted operating profit excluding amortization increased 9% on a currency neutral basis led by volume growth, productivity initiatives and integration related synergies.
•	Reported earnings per share (EPS) for the first quarter was $1.15 per diluted share versus $0.96 per diluted share reported in 2019. Excluding those items that affect comparability, adjusted EPS excluding amortization was $1.62 per diluted share in 2020 versus $1.57 in the year-ago period. On a currency neutral basis, adjusted EPS excluding amortization increased 13% driven by adjusted operating profit growth, lower year-over-year interest expense and a more favorable effective tax rate.

First Quarter 2020 Segment Summary¹ : Growth vs. Prior Year

	Reported (GAAP)		Currency Neutral (Non-GAAP)

	Sales	Segment Profit	Sales	Segment Profit

Scent	5%	17%	7%	19%

Taste	3%	5%	5%	6%

¹ Starting this quarter, IFF reports financial results in two segments, Taste and Scent, incorporating nearly all of the Frutarom business into the Taste segment.

Scent Segment

•	On a reported basis, sales increased 5%, or $24.4 million, to $517.0 million. Currency neutral sales improved 7%, with growth in nearly all regions and all categories. Performance was driven by double-digit growth in Consumer Fragrance and high single-digit growth in Fragrance Ingredients. Fine Fragrance declined versus the prior year period, as the temporary closure of retail sites due to COVID-19 led to a deceleration in performance late in the quarter.
•	Scent segment profit increased 17% on a reported basis and grew 19% on a currency neutral basis driven by volume growth and the benefits of productivity initiatives.

Taste Segment

•	On a reported basis, sales increased 3%, or $25.5 million, to $830.3 million. Currency neutral sales increased approximately 5% with growth in all regions and nearly all categories. Performance was driven by double-digit growth in Savory Solutions and Inclusions as well as low single digit growth in Flavors and Natural Products Solutions. Standalone legacy Frutarom sales growth in the quarter would have been approximately 4%.
•	Taste segment profit increased 5% on a reported basis and 6% on a currency neutral basis led by volume growth and integration-related synergies.

Business Environment Update Amid COVID-19

As the COVID-19 pandemic has spread globally, IFF is experiencing significant demand for ingredients and solutions used in certain consumer products, including packaged food, beverage and hygiene and disinfection, which represents approximately 85% of the Company’s total 2019 revenue. At the same time, IFF is seeing weakness across other offerings exposed to temporary disruptions of consumer access to retail markets, such as Fine Fragrance and Cosmetic Actives, and away-from-home channels, such as Food Service.

IFF continues to adapt quickly to the current environment, with a focus on mitigating the near-term impact while positioning for continued long-term success following the crisis and remains optimistic on seeing improvement as the pandemic abates.

2020 Full Year Financial Guidance:

As the COVID-19 pandemic continues to evolve, there is uncertainty around its ultimate impact; therefore, the Company’s full year financial results cannot be reasonably estimated at this time and have been withdrawn.

Audio Webcast

A live webcast to discuss the Company’s first quarter 2020 financial results will be held on May 12, 2020, at 10:00 a.m. ET. The webcast and accompanying slide presentation may be accessed on the Company’s IR website at ir.iff.com. For those unable to listen to the live webcast, a recorded version will be made available on the Company’s website approximately one hour after the event and will remain available on IFF’s website for one year.

Cautionary Statement Under The Private Securities Litigation Reform Act of 1995

This press release includes “forward-looking statements” under the Federal Private Securities Litigation Reform Act of 1995, including statements regarding the expected impact of the COVID 19 pandemic on the Company’s near term results, including sales and profit in the second quarter of 2020, and revenue from its categories with retail channel exposure, such as Fine Fragrance, Cosmetic Actives and Food Service; the expected impact of the COVID 19 pandemic on the global economy; the Company’s expectations with respect to generating cash flow and its liquidity position to manage a prolonged global economic downturn; anticipated increased costs relating to managing through the COVID 19 pandemic; expected updates from the Company on future performance and outlook for the business in 2020; the Company’s ability to manage through the COVID 19 pandemic and to mitigate the near-term impact; and the Company’s belief that it will see improvement in its business as the pandemic abates.These forward-looking statements are qualified in their entirety by cautionary statements and risk factor disclosures contained in the Company’s Securities and Exchange Commission filings, including the Company’s Annual Report on Form 10-K filed with the Commission on March 3, 2020 and subsequent filings with the SEC. The Company wishes to caution readers that certain important factors may have affected and could in the future affect the Company’s actual results and could cause the Company’s actual results for subsequent periods to differ materially from those expressed in any forward-looking statements made by or on behalf of the Company. With respect to the Company’s expectations regarding these statements, such factors include, but are not limited to: (1) the effect of economic conditions in the industries and markets in which IFF operates in the U.S. and globally and any changes therein, including financial market conditions, fluctuations in commodity prices, interest rates and foreign currency exchange rates, levels of end market demand, the impact of weather conditions, natural disasters, public health issues, epidemics and pandemics, including the novel coronavirus (COVID-19), or the fear of such events, and the financial condition of IFF’s customers and suppliers; (2) the risks to the Company’s business from the COVID 19 pandemic, including operational risks, supply chain risks, and customer related-risks; (3) risks related to the integration of the Frutarom business, including whether we will realize the benefits anticipated from the acquisition in the expected time frame; (4) unanticipated costs, liabilities, charges or expenses resulting from the Frutarom acquisition, (5) the impact of the outcome of legal claims, regulatory investigations and litigation, (6) the increase in the Company’s leverage resulting from the additional debt incurred to pay a portion of the consideration for Frutarom and its impact on the Company’s liquidity and ability to return capital to its shareholders, (7) the Company’s ability to successfully market to its expanded and decentralized Taste and Frutarom customer base, (8) the Company’s ability to effectively compete in its market and develop and introduce new products that meet customers’ needs, (9) the Company’s ability to successfully develop innovative and cost-effective products that allow customers to achieve their own profitability expectations, (10) the impact of the disruption in the Company’s manufacturing operations, (11) the impact of a disruption in the Company’s supply chain, including the inability to obtain ingredients and raw materials from third parties, (12) volatility and increases in the price of raw materials, energy and transportation, (13) the Company’s ability to comply with, and the costs associated with compliance with, regulatory requirements and industry standards, including regarding product safety, quality, efficacy and environmental impact, (14) the impact of any failure or interruption of the Company’s key information technology systems or a breach of information security, (15) the Company’s ability to react in a timely and cost-effective manner to changes in consumer preferences and demands, (16) the Company’s ability to establish and manage collaborations, joint ventures or partnership that lead to development or commercialization of products, (17) the Company’s ability to benefit from its investments and expansion in emerging markets; (18) the impact of currency fluctuations or devaluations in the principal foreign markets in which it operates; (19) economic, regulatory and political risks associated with the Company’s international operations, (20) the impact of global economic uncertainty on demand for consumer products, (21) the inability to retain key personnel;

(22) the Company’s ability to comply with, and the costs associated with compliance with, U.S. and foreign environmental protection laws, (23) the Company’s ability to realize the benefits of its cost and productivity initiatives, (24) the Company’s ability to successfully manage its working capital and inventory balances, (25) the impact of the failure to comply with U.S. or foreign anti-corruption and anti-bribery laws and regulations, including the U.S. Foreign Corrupt Practices Act, (26) the Company’s ability to protect its intellectual property rights, (27) the impact of the outcome of legal claims, regulatory investigations and litigation, (28) changes in market conditions or governmental regulations relating to our pension and postretirement obligations, (29) the impact of future impairment of our tangible or intangible long-lived assets, (30) the impact of changes in federal, state, local and international tax legislation or policies, including the Tax Cuts and Jobs Act, with respect to transfer pricing and state aid, and adverse results of tax audits, assessments, or disputes, (31) the effect of potential government regulation on certain product development initiatives, and restrictions or costs that may be imposed on the Company or its operations as a result, and (32) the impact of the United Kingdom’s departure from the European Union. New risks emerge from time to time and it is not possible for management to predict all such risk factors or to assess the impact of such risks on the Company’s business. Accordingly, the Company undertakes no obligation to publicly revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Use of Non-GAAP Financial Measures

We provide in this press release non-GAAP financial measures, including: (i) currency neutral sales; (ii) adjusted operating profit; (iii) adjusted operating profit (margin) ex. amortization; (iv) adjusted EPS; (v) adjusted EPS ex. amortization and (vi) currency neutral adjusted EPS ex amortization.

Our non-GAAP financial measures are defined below.

Currency Neutral metrics eliminate the effects that result from translating international currency to U.S. dollars. We calculate currency neutral numbers by comparing current year results to the prior year results restated at exchange rates in effect for the current year based on the currency of the underlying transaction.

Adjusted Operating Profit excludes the impact of operational improvement initiatives, integration related costs, restructuring and other charges, net, losses (gains) on sale of assets, Frutarom acquisition related costs, compliance review & legal defense costs, and N&B transaction related costs (“Operating Profit Items Impacting Comparability”).

Adjusted Operating Profit (Margin) ex. Amortization excludes the impact of Operating Profit Items Impacting Comparability and the amortization of acquisition related intangible assets.

Adjusted EPS excludes the impact of operational improvement initiatives, integration related costs, restructuring and other charges, net, losses (gains) on sale of assets, Frutarom acquisition related costs, compliance review & legal defense costs, N&B transaction related costs, and redemption value adjustment to EPS (often referred to as “Items Impacting Comparability”).

Adjusted EPS ex. Amortization excludes the impact of Items Impacting Comparability and the amortization of acquisition related intangible assets.

These non-GAAP measures are intended to provide additional information regarding our underlying operating results and comparable year-over-year performance. Such information is supplemental to information presented in accordance with GAAP and is not intended to represent a presentation in accordance with GAAP. In discussing our historical and expected future results and financial condition, we believe it is meaningful for investors to be made aware of and to be assisted in a better understanding of, on a period-to-period comparable basis, financial amounts both including and excluding these identified items, as well as the impact of exchange rate fluctuations. These non-GAAP measures should not be considered in isolation or as substitutes for analysis of the Company’s results under GAAP and may not be comparable to other companies’ calculation of such metrics.

In the fourth quarter of fiscal year 2018, we began including Adjusted EPS ex. Amortization as a key non-GAAP financial measure of our business. Full amortization expense of intangible assets acquired in connection with acquisitions will be excluded from Adjusted EPS ex. Amortization calculation. The exclusion of amortization expense allows comparison of operating results that are consistent over time for newly and long-held businesses and with both acquisitive and non-acquisitive peer companies. We believe this calculation will provide a more accurate presentation in this and in future periods in the event of additional acquisitions. Further, this allows the investors to evaluate and understand operating trends excluding the impact on operating income and earnings per diluted share. In addition, the Frutarom acquisition related costs and N&B transaction related costs have been separated from costs related to prior acquisitions. The Frutarom acquisition related costs and N&B transaction related costs represent a significant balance and we believe this amount should be shown separately to provide an accurate presentation of the acquisition related costs. Our GAAP results and GAAP metrics do not change, and this change has no effect on day to day business operations, or how we manage our business.

Welcome to IFF

At IFF (NYSE:IFF) (Euronext Paris: IFF) (TASE: IFF), we’re using Uncommon Sense to create what the world needs. As a collective of unconventional thinkers and creators, we put science and artistry to work to create unique and unexpected scents, tastes, experiences and ingredients for the products our world craves. Learn more at www.iff.com, Twitter, Facebook, Instagram, and LinkedIn.

International Flavors & Fragrances Inc.

Consolidated Income Statement

(Amounts in thousands except per share data)

(Unaudited)

	Three Months Ended March 31,
	2020	2019	% Change

Net sales	$1,347,317	$1,297,402	4%

Cost of goods sold	781,450	766,143	2%

Gross profit	565,867	531,259	7%

Research and development expenses	85,909	90,596	(5)%

Selling and administrative expenses	229,714	213,182	8%

Amortization of acquisition-related intangibles	48,350	47,625	2%

Restructuring and other charges, net	4,918	16,174	(70)%

Losses (gains) on sales of fixed assets	754	(188)	NMF

Operating profit	196,222	163,870	20%

Interest expense	32,140	36,572	(12)%

Other loss (income), net	10,574	(7,278)	NMF

Income before taxes	153,508	134,576	14%

Taxes on income	26,297	23,362	13%

Net income	127,211	111,214	14%

Net income attributable to noncontrolling interest	2,604	2,385	9%

Net income attributable to IFF	124,607	108,829	14%

Net income per share - basic (1)	$1.16	$0.97

Net income per share - diluted (1)	$1.15	$0.96

Average number of shares outstanding - basic	112,082	111,864

Average number of shares outstanding - diluted	113,594	113,389

(1)	For 2020 and 2019, net income per share reflects adjustments related to the redemption value of certain redeemable noncontrolling interests.

NMF Not meaningful

International Flavors & Fragrances Inc.

Condensed Consolidated Balance Sheet

(Amounts in thousands)

(Unaudited)

	March 31,	December 31,
	2020	2019

Cash, cash equivalents, and restricted cash	$442,945	$623,945

Receivables	943,114	876,197

Inventories	1,075,913	1,123,068

Other current assets	356,322	319,334

Total current assets	2,818,294	2,942,544

Property, plant and equipment, net	1,339,124	1,386,920

Goodwill and other intangibles, net	7,945,005	8,349,531

Other assets	586,653	608,416

Total assets	12,689,076	13,287,411

Short term borrowings	$385,569	$384,958

Other current liabilities	1,041,426	1,167,232

Total current liabilities	1,426,995	1,552,190

Long-term debt	3,946,905	3,997,438

Non-current liabilities	1,371,789	1,409,192

Redeemable noncontrolling interests	102,713	99,043

Shareholders’ equity	5,840,674	6,229,548

Total liabilities and shareholders’ equity	$12,689,076	$13,287,411

International Flavors & Fragrances Inc.

Consolidated Statement of Cash Flows

(Amounts in thousands)

(Unaudited)

	Three Months Ended March 31,
	2020	2019

Cash flows from operating activities:

Net income	$127,211	$111,214

Adjustments to reconcile to net cash provided by operating activities

Depreciation and amortization	80,595	81,775

Deferred income taxes	2,221	(12,389)

Losses (gains) on sale of assets	754	(188)

Stock-based compensation	8,624	7,604

Pension contributions	(5,397)	(3,956)

Changes in assets and liabilities, net of acquisitions:

Trade receivables	(133,291)	(55,935)

Inventories	(568)	(24,719)

Accounts payable	(31,635)	8,988

Accruals for incentive compensation	(19,340)	(36,969)

Other current payables and accrued expenses	(65,158)	(11,321)

Other assets	42,462	(9,978)

Other liabilities	10,467	(6,894)

Net cash provided by operating activities	16,945	47,232

Cash flows from investing activities:

Cash paid for acquisitions, net of cash received	—	(33,895)

Additions to property, plant and equipment	(48,294)	(57,609)

Proceeds from life insurance contracts	1,739	1,890

Proceeds from disposal of assets	3,806	3,970

Contingent consideration paid	—	(4,655)

Net cash used in investing activities	(42,749)	(90,299)

Cash flows from financing activities:

Cash dividends paid to shareholders	(80,038)	(77,779)

Increase in revolving credit facility and short term borrowings	169	2,895

Repayments on debt	(11,584)	(36,156)

Purchases of redeemable noncontrolling interest	(14,173)	—

Contingent consideration paid	(327)	—

Proceeds from issuance of stock in connection with stock options	—	200

Employee withholding taxes paid	(1,275)	(1,339)

Net cash used in financing activities	(107,228)	(112,179)

Effect of exchange rates changes on cash, cash equivalents and restricted cash	(42,529)	3,853

Net change in cash, cash equivalents and restricted cash	(175,561)	(151,393)

Cash, cash equivalents and restricted cash at beginning of year	623,945	648,522

Cash, cash equivalents and restricted cash at end of period	$448,384	$497,129

The following table reconciles cash, cash equivalents and restricted cash between the Company’s statement of cash flows for the periods ended March 31, 2020 and March 31, 2019 to the amounts reported in the Company’s balance sheet:

	March 31, 2020	December 31, 2019	March 31, 2019	December 31, 2018

Current assets

Cash and cash equivalents	$433,246	$606,823	$483,504	$634,897

Restricted cash	9,699	17,122	13,625	13,625

Noncurrent assets

Restricted cash included in Other assets	5,439	—	—	—

Cash, cash equivalents and restricted cash	$448,384	$623,945	$497,129	$648,522

International Flavors & Fragrances Inc.

Business Unit Performance

(Amounts in thousands)

(Unaudited)

	Three Months Ended March 31,
	2020	2019

Net Sales

Taste	$830,322	$804,802

Scent	516,995	492,600

Consolidated	$1,347,317	$1,297,402

Segment Profit

Taste	$137,347	$131,402

Scent	105,395	89,953

Global Expenses	(20,393)	(16,667)

Operational Improvement Initiatives	—	(406)

Frutarom Integration Related Costs	(3,650)	(14,897)

Restructuring and Other Charges, net	(4,918)	(16,174)

(Losses) gains on sale of assets	(754)	188

Frutarom Acquisition Related Costs	(813)	(9,529)

Compliance Review & Legal Defense Costs	(649)	—

N&B Transaction Related Costs	(5,199)	—

N&B Integration Related Costs	(10,144)	—

Operating profit	196,222	163,870

Interest Expense	(32,140)	(36,572)

Other loss (income), net	(10,574)	7,278

Income before taxes	$153,508	$134,576

Operating Margin

Taste	17%	16%

Scent	20%	18%

Consolidated	15%	13%

International Flavors & Fragrances Inc.

GAAP to Non-GAAP Reconciliation

Foreign Exchange Impact

(Unaudited)

Q1 Taste	Sales	Segment Profit

% Change - Reported	3%	5%

Currency Impact	2%	1%

% Change - Currency Neutral	5%	6%

Q1 Scent	Sales	Segment Profit

% Change - Reported	5%	17%

Currency Impact	2%	2%

% Change - Currency Neutral	7%	19%

Q1 Consolidated	EPS ex. Amortization	Adjusted Operating Profit

% Change - Adjusted (Non-GAAP)	3%	7%

Currency Impact	10%	2%

% Change - Currency Neutral	13%	9%

International Flavors & Fragrances Inc.

GAAP to Non-GAAP Reconciliation

(Unaudited)

The following information and schedules provide reconciliation information between reported GAAP amounts and non-GAAP certain adjusted amounts. This information and schedules are not intended as, and should not be viewed as, a substitute for reported GAAP amounts or financial statements of the Company prepared and presented in accordance with GAAP.

Reconciliation of Gross Profit

	First Quarter
(DOLLARS IN THOUSANDS)	2020	2019

Reported (GAAP)	$565,867	$531,259

Operational Improvement Initiatives (a)	—	406

Frutarom Integration Related Costs (b)	149	156

Frutarom Acquisition Related Costs (d)	513	7,850

Adjusted (Non-GAAP)	$566,529	$539,671

Reconciliation of Selling and Administrative Expenses

	First Quarter
(DOLLARS IN THOUSANDS)	2020	2019

Reported (GAAP)	$229,714	$213,182

Frutarom Integration Related Costs (b)	(3,279)	(14,557)

Frutarom Acquisition Related Costs (d)	(300)	(1,679)

Compliance Review & Legal Defense Costs (e)	(649)	—

N&B Transaction Related Costs (f)	(5,199)	—

N&B Integration Related Costs (g)	(10,144)	—

Adjusted (Non-GAAP)	$210,143	$196,946

Reconciliation of Operating Profit

	First Quarter
(DOLLARS IN THOUSANDS)	2020	2019

Reported (GAAP)	$196,222	$163,870

Operational Improvement Initiatives (a)	—	406

Frutarom Integration Related Costs (b)	3,650	14,897

Restructuring and Other Charges, net (c)	4,918	16,174

Losses (Gains) on Sale of Assets	754	(188)

Frutarom Acquisition Related Costs (d)	813	9,529

Compliance Review & Legal Defense Costs (e)	649	—

N&B Transaction Related Costs (f)	5,199	—

N&B Integration Related Costs (g)	10,144	—

Adjusted (Non-GAAP)	$222,349	$204,688

Reconciliation of Adjusted (Non-GAAP) Operating Profit Margin ex. Amortization

(DOLLARS IN THOUSANDS)	First Quarter
Numerator	2020	2019

Adjusted (Non-GAAP) Operating Profit	$222,349	$204,688

Amortization of Acquisition related Intangible Assets	48,350	47,625

Adjusted (Non-GAAP) Operating Profit ex. Amortization	270,699	252,313

Denominator

Sales	1,347,317	1,297,402

Adjusted (Non-GAAP) Operating Profit Margin ex. Amortization	20.1%	19.4%

International Flavors & Fragrances Inc.

GAAP to Non-GAAP Reconciliation

(Unaudited)

The following information and schedules provide reconciliation information between reported GAAP amounts and non-GAAP certain adjusted amounts. This information and schedules are not intended as, and should not be viewed as, a substitute for reported GAAP amounts or financial statements of the Company prepared and presented in accordance with GAAP.

Reconciliation of Net Income

	First Quarter

	2020				2019

(DOLLARS IN THOUSANDS)	Income before taxes	Taxes on income (i)	Net Income Attributable to IFF (j)	Diluted EPS (k)	Income before taxes	Taxes on income (i)	Net Income Attributable to IFF (j)	Diluted EPS

Reported (GAAP)	$153,508	$26,297	$124,607	$1.15	$134,576	$23,362	$108,829	$0.96

Operational Improvement Initiatives (a)	—	—	—	—	406	142	264	—

Frutarom Integration Related Costs (b)	3,650	815	2,835	0.02	14,897	3,349	11,548	0.10

Restructuring and Other Charges, net (c)	4,918	1,034	3,884	0.03	16,174	4,031	12,143	0.11

Losses (Gains) on Sale of Assets	754	189	565	—	(188)	(43)	(145)	—

Frutarom Acquisition Related Costs (d)	213	(1,634)	1,847	0.02	9,529	1,530	7,999	0.07

Compliance Review & Legal Defense Costs (e)	649	135	514	—	—	—	—	—

N&B Transaction Related Costs (f)	5,199	—	5,199	0.05	—	—	—	—

N&B Integration Related Costs (g)	10,144	2,168	7,976	0.07	—	—	—	—

Redemption value adjustment to EPS (h)	—	—	—	(0.05)	—	—	—	—

Adjusted (Non-GAAP)	$179,035	$29,004	$147,427	$1.30	$175,394	$32,371	$140,638	$1.24

Reconciliation of Adjusted (Non-GAAP) EPS ex. Amortization

	First Quarter

(DOLLARS AND SHARE AMOUNTS IN THOUSANDS)	2020	2019

Numerator

Adjusted (Non-GAAP) Net Income	$147,427	$140,638

Amortization of Acquisition related Intangible Assets	48,350	47,625

Tax impact on Amortization of Acquisition related Intangible Assets (i)	10,966	10,196

Amortization of Acquisition related Intangible Assets, net of tax (l)	37,384	37,429

Adjusted (Non-GAAP) Net Income ex. Amortization	184,811	178,067

Denominator

Weighted average shares assuming dilution (diluted)	113,594	113,389

Adjusted (Non-GAAP) EPS ex. Amortization	$1.62	$1.57

(a)	Represents accelerated depreciation related to a plant relocation in India.
(b)

Represents costs related to the integration of the Frutarom acquisition. For 2020, costs primarily related to advisory services, retention bonuses and performance stock awards. For 2019, costs principally related to advisory services.

(c)

For 2020, represents costs primarily related to the Frutarom Integration Initiative. For 2019, represents costs primarily related to the Frutarom Integration Initiative and the 2019 Severance Charges program.

(d)

Represents transaction-related costs and expenses related to the acquisition of Frutarom. For 2020, amount primarily includes earn-out payments, net of adjustments, amortization for inventory “step-up” costs and transaction costs principally related to the 2019 Acquisition Activity. For 2019, amount primarily includes amortization for inventory “step-up” costs and transaction costs.

(e)	Costs related to reviewing the nature of inappropriate payments and review of compliance in certain other countries. In addition, includes legal costs for related shareholder lawsuits.
(f)	Represents transaction costs and expenses related to the pending transaction with Nutrition & Biosciences Inc.
(g)	Represents costs related to the integration of the pending transaction with Nutrition & Biosciences Inc.
(h)	Represents the adjustment to EPS related to the excess of the redemption value of certain redeemable noncontrolling interests over their existing carrying value.
(i)

The income tax expense (benefit) on non-GAAP adjustments is computed in accordance with ASC 740 using the same methodology as the GAAP provision of income taxes. Income tax effects of non-GAAP adjustments are calculated based on the applicable statutory tax rate for each jurisdiction in which such charges were incurred, except for those items which are non-taxable or are subject to a valuation allowance for which the tax expense (benefit) was calculated at 0%. For fiscal years 2020 and 2019, these non-GAAP adjustments were not subject to foreign tax credits, but to the extent that such factors are applicable to any future non-GAAP adjustments we will take such factors into consideration in calculating the tax expense (benefit).

(j)	For 2020 and 2019, net income is reduced by income attributable to noncontrolling interest of $2.6M and $2.4M, respectively.
(k)	The sum of these items does not foot due to rounding.
(l)	Represents all amortization of intangible assets acquired in connection with acquisitions, net of tax.